Exhibit 99.2

Greif, Inc.
Third Quarter 2023 Earnings Results Conference Call
August 31, 2023

COMPANY PARTICIPANTS
Ole G. Rosgaard – Greif, Inc., President, Chief Executive Officer & Director
Lawrence A. Hilsheimer – Greif, Inc., Chief Financial Officer & Executive Vice President
Matt Leahy – Greif, Inc., Vice President, Corporate Development and Investor Relations

OTHER PARTICIPANTS
Gabe Shane Hajde – Wells Fargo Securities, LLC, Research Division
George Leon Staphos – BofA Securities, Research Division
Ghansham Panjabi - Robert W. Baird & Company, Incorporated, Research Division
Michael Edward Hoffman – Stifel, Nicolaus & Company, Incorporated, Research Division

MANAGEMENT DISCUSSION SECTION
Operator
Good day, and thank you for standing by. Welcome to the Greif, Inc. Third Quarter 2023 Earnings Conference Call.
Please be advised that today's conference is being recorded. I would now like to hand the conference over to your speaker today, Matt Leahy, Vice President of Corporate Development and Investor Relations. Please go ahead.

Matt Leahy
Vice President of Corporate Development & Investor Relations

Thanks, and good morning, everyone. Welcome to Greif's Third Quarter Fiscal 2023 Earnings Conference Call. This is Matt Leahy, Greif's Vice President of Corporate Development and Investor Relations, and I'm joined by Ole Rosgaard, Greif's President and Chief Executive Officer; and Larry Hilsheimer, Greif's Chief Financial Officer. We will take questions at the end of today's call. In accordance with regulation fair disclosure, please ask questions regarding issues you consider important because we are prohibited from discussing material, nonpublic information with you on an individual basis.

Please turn to Slide 2. As a reminder, during today's call, we will make forward-looking statements involving plans, expectations and beliefs related to future events. Actual results could differ materially from those discussed. Additionally, we will be referencing certain non-GAAP financial measures and reconciliation to the most directly comparable GAAP metrics -- in the appendix of today's presentation. And now I'll turn the presentation over to Ole on Slide 3.

Ole G. Rosgaard
President, CEO & Director

Thanks, Matt, and good morning, everyone. Our global Greif team executed very well in our fiscal third quarter and posted strong performance despite a continuation of historic volume headwinds. Our teams are leaning on our Build to Last Strategy to drive results in this difficult environment. And I could not be prouder of the work we are doing to manage and improve the business and better serve customers.

Our performance in the first 9 months of 2023, with strong EBITDA performance and margins and free cash flow conversion well above our targeted 50% is a testament to the growing resilience of our business model and our commitment to both manage the present while building the future.

Before further covering our results, I want to share an exciting update on two of our key missions in our Build to Last Strategy, creating thriving communities is a mission devoted to cultivating a culture of appreciation, inclusion and recognition for all our internal colleagues and external stakeholders.

In the third quarter, we launched our Colleague Stock Purchase Plan, a program that enables colleagues from corporate down through production to acquire Greif Class A shares at a discount to market prices. We believe in the power of ownership to drive greater accountability and commitment to excellence across the organization.

And this program will provide the means for our colleagues to participate in the economic benefits of value creation. I'm proud to welcome our colleagues to the table as fellow owners of our company and look forward to expanding this program in the months and years to come.

On our mission to deliver Legendary Customer Service, each quarter, we present the latest results of our customer satisfaction index, a mechanism we used to formally receive regular feedback from customers on overall satisfaction with Greif in terms of product quality, customer service and our ability to deliver value. Our aspirational benchmark of success is a score of 95 out of 100.

This quarter, our global consolidated score was 94.2, just shy of that goal and an exceptional result given the challenges our customers are facing in the markets. Greif's steadfast commitment to our customers is evident. We will provide you and support you and build on our existing relationships in good times and in bad, and you can count on us to deliver with quality and service excellence every day.

Our dedication and relentless focus on customer service is core to who we are as an organization and our excellent CSI score during this challenging period is a reminder of the value we provide. Now I'd like to shift focus back to financial results on Slide 4, where I'll turn it over to Larry to kick things off.

Lawrence Allen Hilsheimer
Executive VP & CFO

Thanks Ole, and good morning, everyone. Given Greif's overall financial performance relative to the operating environment we have been in this year, we want to briefly step back from our single quarter results and just take stock of where the company is now relative to our initial view and fiscal '23 guidance provided in December of 2022. At that time, we had started to see demand softness in many of our end markets and I discussed on our Q4 '22 earnings call, how, given our level of uncertainty, we had run a robust scenario analysis to arrive at the wide guidance range for 2023 of $820 million to $906 million in EBITDA and $410 million to $460 million in free cash flow. I'll be frank with everyone.

While we considered at the time the possibility of an extended slow demand cycle, we did not weight that heavily as doing so would imply we felt that we were headed into another industrial recession. Clearly, that initial assumption in December was wrong. And while we may not be in a broad economic recession, global manufacturing PMIs remained below 50 for 11th month in a row, and our year-to-date volumes across GIP and PPS are both tracking down mid- to high teens year-to-date.

If that's not indicative of an industrial recession, then I'm not sure what is. Another relevant comparison is the recessionary scenario slide we outlined at our Investor Day in June of last year showing downside risk to $600 million to $700 million of EBITDA and $260 million to $320 million in free cash flow. A few points comparing that scenario against our current environment. Number one, recession scale drum volumes assumed 5% down versus actual Q3 of down over 10%.

Recession-filled index prices assumed down 20% versus the actual down of 15% through July. Recession mill volumes assumed 5% down versus an actual down over 20% in Q3. Recession containerboard prices assumed 10% versus the actual Q3 down about 8%. To summarize, current steel drum volumes are tracking down double the downside scenario. Mill volumes are down, quadruple the downside scenario and overall pricing declines nearly match our downside scenario. And yet, our current guidance midpoint contemplates EBITDA and free cash flow that is over $100 million above the level we provided for a recession scenario with only a partial lift from M&A.

I illustrate these points to try to hammer home how well our teams are executing. And I also want to share my heartfelt thanks to all of our Greif colleagues for their commitment and dedication this year. Ole, thanks for letting me take the time to boast about our team's performance it is really commendable how well we are doing, and I'd like our investors to keep that in mind as they consider our detailed results.

Ole G. Rosgaard
President, CEO & Director

Thanks, Larry. And well said. As Larry just mentioned, we again reported strong adjusted EBITDA of $226.5 million, only $2 million shy of our previous quarter and less than $25 million short of the very strong 2022 comparative period. Our free cash generation was also extraordinary reported at $167.1 million, nearly equal to the very strong Q3 of 2022, but on volumes, which were more or less 15% lower.

As mentioned in my opening remarks, that free cash flow figure represents a conversion rate of over 70%, which is well ahead of our long-term target of more than 50%. Our disciplined approach to managing costs and working capital are driving this performance as we are truly playing with the entire piano, spanning from operational and commercial excellence initiatives to supply chain and sourcing and automation efforts, all to drive improvements across our business.

We also announced another step-up in our annual recurring dividends with our total quarterly dividend now at $0.52 and $0.78 for Class A and B shares, respectively. The strength of our balance sheet and growing free cash flow generation has widened our available capital allocation opportunities, and we are excited to continue to deliver cash to our shareholders.

Lastly, I'm excited to announce another addition to the Greif portfolio. As this past week, we signed an agreement to acquire 51% ownership in ColePak, which I'd like to discuss more on the following slides.

Slide 5, please. ColePak is a truly special paper converting business and the #2 supplier of bulk and specialty partitions in North America.

For those unfamiliar, a partition is a divider included commonly in corrugated boxes as a method of separating fragile content such as glass bottles. ColePak manufactures a wide range of partitions from both URB and Containerboard and predominantly serves the stable and growing food and beverage markets. They have 2 facilities in Urbana, Ohio and in Fairfield, California, a site which is strategically located to serve the high-end wine bottling business in Napa Valley.

This business is immediately margin accretive to the global Greif portfolio and is expected to contribute EBITDA before synergies of $15 million to $20 million per year. While the business is small relative to our global portfolio, several organic and inorganic growth opportunities remain to quickly grow and further scale this niche business.

On top of the favorable stand-alone financials, ColePak's converting network consumes approximately 25,000 tons of paper per year adding incremental downstream integration into our PPS network. Last but certainly not least, ColePak's management team is an excellent cultural fit to Greif. We have known and done business with the Cole family for years and share a set of values on how to take care of colleagues and serve customers.

We are excited to partner with ColePak in this new venture and grow the business together. I'll conclude by saying that even after the pro forma impact of this acquisition, our balance sheet remains in great shape, and we sit below the midpoint of our target leverage ratio range. Our M&A pipeline remains robust, and we intend to continue deploying capital towards more value-accretive targets in the future.

Now I'd like to shift gears and take a deeper dive into our segment results. So please turn to Slide 6. Our GIP business produced an excellent result with flat year-over-year gross profit despite volume headwinds of nearly 20% in the Americas and nearly 10% in EMEA and APAC. Once again, the strict adherence to our value over volume philosophy in the markets, the benefits of our cost-out actions taken earlier this year and lower year-over-year input costs led to an adjusted EBITDA lift of nearly $10 million year-over- year despite substantially lower revenues.

On the volume side, all GIP products and geographies showed softness compared to the prior year, with global steel and resin-based products, both down mid-double digits on a per day basis. Sequentially, our third quarter closely mirrored our second quarter with demand flat in EMEA and APAC and slightly down in LATAM and North America.

Through August, we do not have a line of sight into any notable upward demand inflections in our GIP business, and we'll continue to manage this business as we have through the year with a focus on cost and customer service. I commend our global GIP team for their exemplary performance in the third quarter and throughout 2023.

Please turn to Slide 7. Paper Packaging's third quarter sales declined $146 million year-over-year, primarily due to demand weakness across our converting businesses and mills. We took approximately 55,000 tons of economic downtime across our mill system in the third quarter as we faced nearly 10% per day volume declines across our primary converting operations.

The continued low volume environment, combined with rising OCC costs during the quarter, led to both EBITDA dollars and EBITDA margin compression compared to prior year. That said, our PPS team utilized the same playbook as GIP in reference to value over volume and cost elimination, resulting in a still healthy 7.4% [misreported during the call - the correct number is 17.4%] EBITDA margin for the quarter.

Our PPS team is managing the business very well against multiple headwinds, and I'm proud of their results and continued dedication during these challenging times. I will now turn the presentation over to Larry on Slide 8.

Lawrence Allen Hilsheimer
Executive VP & CFO

Thank you, Ole. As Ole and I mentioned in earlier prepared remarks, our team is executing well in a historically challenging demand environment. It is an enterprise-wide effort to deliver these results, and my heartfelt thanks goes out to each department within Greif for delivering for our customers and our shareholders this year.

Back to the Q3 financials. Sales decreased approximately $290 million year-over-year, primarily due to lower volumes and the impact of significantly lower steel costs. Despite this, adjusted EBITDA declined less than $25 million, leading to over 150 basis points of margin expansion. Most impressive, however, was our free cash flow performance.

Cash flow dollars were down only $8 million year-over-year on substantially higher free cash flow conversion. Just to remind everyone, Q3 of last year was the highest third quarter cash flow in the history of our company and we missed it this quarter by only $8 million with $290 million lower sales.

Volume is down nearly 15% year-over-year, higher CapEx and $11 million of higher interest costs related to higher rates in our recent M&A activity. That's truly outstanding. To put it another way, on a trailing 12-month basis, our adjusted free cash flow is tracking at $580 million--more than double the average annual free cash flow generated between our 2019 and 2021 fiscal years.

On any measure, the cash output of this company is miles ahead of where it once was and we still do not believe that, that fact is fully recognized by the market. We have raised the bar on performance and the elevated cash flow dynamic has opened up a lot of possibilities for further value creation through M&A and returning cash to shareholders.

And now I'd like to touch on our other capital allocation priorities on Slide 9 before discussing guidance. Ole discussed the recent acquisition of ColePak in his remarks. We're pleased to be taking another step on our Investor Day commitment to grow downstream integration in our paper system. At the same time, we're pursuing our resin-based acquisition path in GIP.

We have spent over $550 million on M&A over the last 9 months, but our work is not done, and our pipeline remains robust. We expect to continue generating sufficient cash to fund various actionable opportunities and still maintain a strong balance sheet. In addition to pursuing inorganic growth, I'm excited to announce we are again raising our dividend, fulfilling our commitment we made to investors over a year ago. While our dividend yield may no longer be industry-leading, thanks to some long overdue appreciation in our stock price, it is still one of the most compelling dividend offerings in our industry.

By raising our dividend for the coming year by 4%, we are reaffirming our commitment to deliver cash directly back to our shareholders. As our business grows, we expect to grow our dividend at a commensurate rate to ensure shareholders are fairly compensated for their commitment to us. And finally, as you recall, last quarter, we completed our $150 million share repurchase program.

And while we are not executing on any current buyback programs, we retain an open authorization for 2.6 million shares and may execute further repurchases opportunistically in the coming years. With that, I'd like to close by discussing our revised guidance on Slide 10.

As you can see, the midpoint of our guidance for EBITDA and free cash flow remains unchanged. Given the closer line of sight to full year results, we are tightening the range by $10 million on each side and now expect full year EBITDA to land between $790 million and $820 million and full year free cash flow between $400 million and $430 million.
Our overall third quarter financial results largely met our expectations. However, the individual drivers differ. Volumes were below plan in nearly all substrates, but margins were better for the reasons previously mentioned. As with prior quarters, our current forward guidance assumes no improvement on volumes through the end of the year. Additionally, we will plan to share our views on fiscal '24 in our Q4 call in early December.

We expect to finish the year with another quarter of strong performance despite the persistent macroeconomic challenges we face. I'd like to remind everyone that the midpoint of our guidance range implies the best -- second best financial performance in Greif's 145- year history surpassed only by a record year in 2022. We are confident that we've set a new bar for performance and expect that we will continue to deliver these exceptional results as we make future progress on our Build to Last journey.
Ole, I'll hand it back to you to close on Slide 11.

Ole G. Rosgaard
President, CEO & Director

Thanks, Larry. As Larry just mentioned, our guidance reflects the expectation of the second-best year in Greif's 145-year history, and we are extremely proud to be in that position considering the headwinds we have and are facing. Great companies often prove their worth in times of great difficulty through perseverance, grit and dedication to excellence. Build to Last is how we demonstrate that perseverance, and I see it daily in the passion of our colleagues and decision-making at every level of our business. We are well positioned for a demand rebound whenever that comes. And in the meantime, we are excited to continue building this business and making progress on our long-term strategy. We thank you for your interest in Greif. Operator, please open the line to questions.

QUESTION AND ANSWER SECTION
Operator
Our first question will come from Michael Hoffman with Stifel.

Michael Edward Hoffman
Stifel, Nicolaus & Company, Incorporated, Research Division

Ole and Larry, I look forward to seeing you next week in Paris and London. When we finished 2Q, I have in my notes, if I'm wrong, I accept that I'm wrong. I had my notes the cadence in the second half was going to sort of EBITDA was on track around a couple of hundred million in the 3Q and then improve modestly into 4Q to hit the midpoint.

You beat the outlook for 3Q, given your again repeated exceptional performance around cost, that has the fourth quarter down pretty healthy. How my -- what is my interpretation of the implied EBITDA being $185 million versus something that was like low $200s, $210 million originally.

Lawrence Allen Hilsheimer
Executive VP & CFO

Yes, Michael, you're correct. I mean the Q3 ended up being better on the margin side, volume degradation though, was more than we expected. And we don't see that volume picking up. And we've seen Ag perform less favorable than we normally do. So with that trend, it just shifted things a bit.

We also had anticipated that we would have some -- a tax refund item that is in Latin America like $6 million. We had anticipated that might occur later. It came into the third quarter, is actually a noncash item as well, which really impacted cash flow a little bit. But it's really those 2 items. Obviously, we hope volumes will pick up and surprise us a bit in the fourth quarter, but we have not seen that in August yet.

Michael Edward Hoffman
Stifel, Nicolaus & Company, Incorporated, Research Division

Okay. And then to that point, we've talked before about sort of major end markets and GIP, sort of chemical paints and coatings and lubricants. So are we hearing a message that it's not worse, it's just not any better. Or has some of those got worse?

Ole G. Rosgaard
President, CEO & Director

Michael. We -- our customers are telling us that it's not getting worse, but they're also telling us that they don't expect any improvements over the next 2 quarters. So from what we hear, we will be in the second quarter of 2024 before they're seeing even any remote chance of improvements. So that's what we hear from our customers.

Michael Edward Hoffman
Stifel, Nicolaus & Company, Incorporated, Research Division

Okay. And then on PPS, I cover things that recycle all this OCC and that into my coverage says that they're starting to see improving demand. So is there a light at the end of the tunnel and all of this -- the finished goods inventory clearing and demand starts to improve?

Lawrence Allen Hilsheimer
Executive VP & CFO

Yes, Mike, we're -- I think part of what's created a little bit of demand on the waste companies for the OCC side of things is really just related to some new mill capacity opening and recycled mills. Outside of that, we're not -- we saw a couple -- times over the last month or so where we saw a spike in orders for a week, but then the next week, they fell back off. So we haven't seen anything sustained that would indicate any lift, and we're not hearing anything from our customers in the paper business that gives them any real solid indications of an inflection point.

Michael Edward Hoffman
Stifel, Nicolaus & Company, Incorporated, Research Division

But it sounds like you feel like you have hit a bottom. If you're getting momentary spikes, you'll probably hit a bottom.

Lawrence Allen Hilsheimer
Executive VP & CFO

Yes, we hope so. I mean, we think that, but we thought the second half of this fiscal year would be good, and I missed that call. So I'm not really good with my crystal ball.

Michael Edward Hoffman
Stifel, Nicolaus & Company, Incorporated, Research Division

Yes. You and I both. And then last one for me is why not own 100% of Cole.

Lawrence Allen Hilsheimer
Executive VP & CFO

We -- this is a deal that because of our long relationship with them, they approached us to help because of growth opportunities. But maybe I'll let Matt talk a little bit about that because Matt leads our business development efforts and dealt with the Cole family on this.

Matt Leahy
Vice President of Corporate Development & Investor Relations

Yes. So Michael, the reason to not own 100% is that we and the Cole's believe that there is substantial growth opportunity ahead. And we want to have aligned incentives as we try to grow that business together. Part of the partnership, the reason it makes sense is because they see real opportunities in the market to grow substantially, but they need to make sure they have the mill capacity to do it. So that's the strategic rationale. We're excited about adding into the portfolio from a margin perspective -- from an end market perspective, but I also think that, that 51% ownership stake and partnership going forward makes sense for both of us to maximize the growth and value creation of that business over time.

Lawrence Allen Hilsheimer
Executive VP & CFO
Yes. And they're highly respected in the industry because of sort of their word is their bond kind of thing. They're good people. They're Ohio people, and they want to participate in the growth.

Operator
Our next question will come from the line of Ghansham Panjabi of Baird.

Ghansham Panjabi
Robert W. Baird & Co. Incorporated, Research Division

I know it's very difficult to disaggregate. But on the volume decline in GIP, how would you separate end market weakness versus any incremental destocking at the customer level? And I'm just asking that because as raw material prices started to decline for some of your customers, they did start to accelerate destocking and just kind of wondering where we are in that phase.

Ole G. Rosgaard
President, CEO & Director

It's Ole. We don't think that destocking has come to an end, but it's difficult just to see whether it's really come to an end, but we believe what we see now is really there's a manifestation of extremely low demand in the markets, if that's helpful.

Ghansham Panjabi
Robert W. Baird & Co. Incorporated, Research Division

Got it. And then in terms of the margin improvement in GIP, which has been obviously very notable in the context of the volume declines you've cited, how should we think about incrementals as volumes eventually recover? And I'm just asking because are there any big cost reversal headwinds we should keep in mind in that scenario?

Ole G. Rosgaard
President, CEO & Director

Well, obviously, on that side, we've taken a lot of cost outs, some of it is structural. We've done rooftop consolidations. We also are able to in that business to flex really, really rapidly as demand goes down. So if you -- if demand returns, we obviously have room to -- we can increase our capacity, let's say, 2% to 5% without any cost increases. But if demand goes up further than that, you would have to add shifts. So you will see variable cost goes up in line with increased demand. But a lot of the costs we've taken out is structural.

Ghansham Panjabi
Robert W. Baird & Co. Incorporated, Research Division

Got it. And then just one final one on ColePak. If you broke out the sales number, I missed that, so if you could please repeat that. And then also as it relates to fiscal year '24, I mean, obviously, very early big range of outcomes just based on the macro complexity, et cetera. But can you give us some of the known variances that we should keep in mind as we finalize our modeling estimates for fiscal year '24. You have ColePak, obviously, the EBITDA contribution from there, any flow-through from cost savings, price declines in paper? Anything you could share there.

Matt Leahy
Vice President of Corporate Development & Investor Relations

Yes, Ghansham, this is Matt. On ColePak, we didn't give a revenue number, but EBITDA -- run rate EBITDA is about $17 million, $18 million. And then that does not include kind of the incremental benefits that go to the mills from us absorbing more tons. And you can think about that on a full year run rate basis. We're not going to give revenue right now around margins, but that should be instructive as you build a model for next year.

On the other components, you can add a portion of the contribution from Lee, a couple of months a portion from Centurion. And then obviously, this when you think about next year from an M&A basis. And then in terms of the other cost elements, I don't know, you were asking for thinking about next year. I don't know if we really have that.

Lawrence Allen Hilsheimer
Executive VP & CFO

Yes, I would just say that on the M&A side -- between Lee, Centurion and ColePak, we probably have $40 million of incremental revenue this year. We take out 2 maybe on the Tama thing that we're up net $38 million. And if you look at the numbers we provided on each of those, you had $33 million for Lee, $20 million for Centurion and $17 million on ColePak on a full year basis. So you'd have a lift of maybe $28 million next year, $30 million kind of number. And then on the cost takeouts, we haven't quantified the rooftop consolidation piece.

There's obviously some permanent cost they got there. On structural over time, we've taken out a significant number this year, call it, roughly $30 million of overtime. Some of that's a shift in volume related, but we think there's somewhere $10 million to $13 million of permanent structural change in how we're running the business.

Operator
Our next question will come from George Staphos of Bank of America.

George Leon Staphos
BofA Securities, Research Division

Congratulations on the performance. I wanted to -- a lot of the questions have already sort of gotten at the heart of the matter for you and again, what was really, really good performance in light of things. When you're talking to your customers Ole, what are they saying about why they believe demand isn't lifting it? Again, I know that's really, really hard to quantify you cover so many markets and so many customers. But is there a common denominator 1 or 2 things that they're seeing in terms of why we're not seeing demand lift downstream?

Ole G. Rosgaard
President, CEO & Director

Yes. So first of all, when I speak to a lot of them, our big global customers, they've taken plants down. They've taken a lot of economic downtime. It's really back to what we have discussed previously that the economy has shifted from buying things to going out and consumers spending their money on services instead. I saw recently a couple of articles from the big-box retailers in terms of how they're suffering that's the closest I can get. And then in terms of just the interest rates, people are not moving out as they have been which means that they don't buy goods when they move houses, they don't necessarily paint and that sort of thing. So -- but to put my finger on one particular item, it's really, really difficult.

George Leon Staphos
BofA Securities, Research Division

Understood. And on the Ag side, you said Ag is maybe trending a little bit less positive than you normally would like to anything to take away from that?

Ole G. Rosgaard
President, CEO & Director

Yes. What I've been told also on Ag is that in times of hardship, what the individual farmers tend to do is to use less fertilizer and less Roundup and that sort of thing. It's just part of managing their business.

George Leon Staphos
BofA Securities, Research Division

Understood. Understood. Can you talk about what price cost benefit you might have gotten from steel in the fiscal third and what you might be expecting in the fiscal fourth? And then back to Ghansham's earlier question. So should we take away that as things ultimately hopefully pick up, there's maybe $20 million of costs that will come back into the business on an annualized basis.

Lawrence Allen Hilsheimer
Executive VP & CFO

George. Yes, there is a slightly better situation. We had it on a year-over-year basis on steel because last year, we had a rapidly decreasing steel cost curve. So we had higher inventory walking through but it was not material for the quarter. As to that $20 million, the differential on that overtime number I mentioned, yes, it will come back, but that only comes back with sales, and that would be leveraging our fixed cost footprint because we aren't building new factories to get that. So it will be adding labor back, but it won't be adding anything on depreciation and other costs that go in. So still nice margin lift.

George Leon Staphos
BofA Securities, Research Division

I get that, just in terms of when we do our stack, we need to make sure that we have kind of a small negative slice for the 20 is what I'm getting after volume after incremental margins and so on.

Matt Leahy
Vice President of Corporate Development & Investor Relations

George, it's important to mention, those costs don't come back at the same rate sales do. So it's not a one-to-one relationship. Demand improves, sales dollars improve, costs [don't] come right back in. They come back a lot more slowly. And there's a lot of kind of slack capacity just that we have in our system right now on existing shifts. So we can handle more demand and an inflection without layering in incremental cost right away. But over time, as sales come back, that's a good problem to solve that as demand improve.

Lawrence Allen Hilsheimer
Executive VP & CFO
Yes, that's what Ole was mentioning. If you go up 2% to 3%, we don't have to add a dime, you go up 20% after adding a shift or something...

Ole G. Rosgaard
President, CEO & Director

And George just a final comment on that. Just a final comment on that. I'll just go back to our strategy of value over volume, we will not take on business. So we are running at, I won't say full capacity, but healthy capacity utilization in all our facilities. We will not take on business with low margins and then adds cost in our plants in terms of another shift to produce products that we make low margins on. That's not our strategy.

George Leon Staphos
BofA Securities, Research Division

No, makes sense, Ole. My last question, and I'll turn it over. same theme in terms of okay, let's get on the other side of the mountain and volumes are better and so on, we're hopefully a better '24.

Free cash flow conversion has been excellent this year, well above your goal in the last quarter. Is there a chance that maybe realizing you're not going to guide on '24 that the conversion in '24 maybe is a little below 50% because you do have to add back to working capital, you do have to do some other things or no? And then tell me a little bit about the program that you're offering your employees to buy stock at a discount. What did you compare that with in terms of other ways to incentivize performance and ownership?

Lawrence Allen Hilsheimer
Executive VP & CFO

Yes. So two things on that. I mean, it's all going to depend on the pace of the increase of demand, George. And also then where does the cost of steel end up is the big driver for us in terms of what will be the impact on working capital build. OCC will play into that as well. Obviously, if demand comes back, you would think that's going to drive steel cost up and OCC. But we would still have our goal to be 50% or better.

And we have other opportunities within our supply chain initiatives that we believe can keep us at that -- our goal level. So that will be our focus. I mean, obviously, the outsized performance that we had this quarter is substantially above our goal. We would love that, but we don't see that.

But just for another example, ColePak is well above our 50% on free cash flow conversion. And we're trying to focus on those type of businesses as we execute on our M&A strategy in both the resin business and also in the downstream in our paper business. With respect to the Stock Purchase Plan for our colleagues, this actually emanated from requests from our employees.

We had a number of requests as we went around to plants around the world from probably colleagues who had worked at other places that had this and they said, "Hey, look, we really like what's going on in the company? Could we entertain something like this." And so we presented to the Board, they approved it. We had good take-up in the first initial quarter of application and have had really nice feedback from our colleagues. So we look forward to it growing from here.

George Leon Staphos
BofA Securities, Research Division

Was there any sort of discussion about -- like what kind of discount are you giving your employees to buy the stock, right? Others would like a discount to in the market but...

Lawrence Allen Hilsheimer
Executive VP & CFO

Yes, it's a 15% discount which is pretty standard in these programs.

Operator

Our next question will come from Gabe Hajde of Wells Fargo.

Gabrial Shane Hajde
Wells Fargo Securities, LLC, Research Division

I'm curious, and again, a lot of ground has been covered and it's challenging to answer a question like this. But from a competitive landscape standpoint, more specifically thinking about the more mature markets in North America and Europe, do you believe that we've seen sort of higher cost of capital manifest in different pricing behavior or competitive activity in the markets in which you participate? Or is that something that we still think is on the comp would be my first question.

Lawrence Allen Hilsheimer
Executive VP & CFO

That said -- yes. I don't know that we would necessarily attribute competitive behavior to their cost of capital, although obviously, in our GIP business, one of our primary competitors is very highly levered. So it does put pressure on them, but think it puts pressure in the right direction. So that's a good thing.

I mean, the more -- the place where we're seeing that really play out more is in our strategic M&A activities. I mean it's clearly put the PE model in a much different position than they were 2 or 3 years ago and puts us in a very, very good position relative to what we're trying to do in the market.

So no, that's not exactly responsive to what your question was, Gabe. But we see the favorability there. We're not seeing anything in the competitive marketplace that I would attribute to their cost of capital, at least that we could discern.

Gabrial Shane Hajde
Wells Fargo Securities, LLC, Research Division

Sure. Well, no, I maybe ask the question a little bit better. In a down demand environment would be just intuitively how you would think about competitors coming out and maybe being a little bit more aggressive to pick up business and keep share. Are you seeing that? Or again, it kind of seems like based on your results, the answer is no. And the fact that you're able to price for value.

Ole G. Rosgaard
President, CEO & Director

Gabe, I can give you a crystal clear yes to that.

Gabrial Shane Hajde
Wells Fargo Securities, LLC, Research Division

Okay. All right. And then I guess just one last one. Appreciating that there's some math behind it, but you made a pretty strong statement that still sounds like you're going to be out doing some M&A. The pipeline is pretty full. Is there a point at which share repurchase becomes more compelling than maybe deploying capital on the M&A side? Or is it not a binary decision like that from a, I guess, mathematical return standpoint?

Lawrence Allen Hilsheimer
Executive VP & CFO

Yes, I don't think it's binary, I guess. If we found that we could not deploy capital in attractive M&A along our strategic objectives, then it would become more compelling to start buying shares back because we continue to believe our shares are phenomenally undervalued. I think our multiples are stupid low.

But that said, the M&A deals we are doing, the returns that we've got forecast are quite compelling. And to the extent that we continue to have those type of opportunities, we will go down that path. I mean I don't remember if Matt talked about this. I mean the ColePak deals at 8x and then after synergies that we'll get from integration price is 6.

So if we can do deals like that, that are high margin, high cash flow conversion at those kind of multiples, we'll be doing that for a long time before we do a lot of capital on stock repurchase. But if we can't, then we'll go the other way. And these are not mutually exclusive. Like I said, we will be doing some stock repurchase stuff opportunistically over the next year as well.

Gabrial Shane Hajde
Wells Fargo Securities, LLC, Research Division

Okay. Last one for me. I know George was pushing that working capital a little bit. CapEx has been elevated over the past 2 years. I think I read some articles over the past week or so that you guys made some investments at the Riverville Mill in Virginia. At least from a planning budgeting standpoint on the CapEx side, Larry, is that -- can you give us a ballpark of that maybe it's in that $160 million range or something like that, were you expecting to be down from where we are this year? Or are you seeing enough opportunities in the pipeline organically where you might have $180 million to $200 million of CapEx next year?

Lawrence Allen Hilsheimer
Executive VP & CFO
I think the levels we've been running the last couple of years or something, I would continue to model in. I think we've got opportunities including our whole effort around digitization. I mean, we believe that there's going to be substantive returns from us digitizing more and becoming much more customer friendly. So we've got the opportunity to deploy capital in areas that we believe will return well for us. So I think that level is good for your modeling purposes.

Operator
Our next question is a follow-up from Michael E. Hoffman of Stifel.

Michael Edward Hoffman
Stifel, Nicolaus & Company, Incorporated, Research Division

I just want to make sure I understood the one answer. The unequivocal yes is the yes, the customers -- or the competitors are being disciplined or yes, they're being -- they're acting badly.

Lawrence Allen Hilsheimer
Executive VP & CFO

I don't know whether you call it acting badly, but are they -- I think the question is, are they being super competitive, And the answer is yes.

Michael Edward Hoffman
Stifel, Nicolaus & Company, Incorporated, Research Division

So not irrational. If they -- otherwise.

Lawrence Allen Hilsheimer
Executive VP & CFO

We've always got somebody acting irrational somewhere in the world, Michael. I mean when you've got as many plants as we do as the number of customers, there's always going to be something where some lone wolf out there is totally irrational. But as a broad answer across the customer base, no, they're not being irrational.

They're doing it at prices in some cases that we're not going to do because we're not going to chase the volume. Like we've said, our focus is on value and delivering the best customer service in the world and being responsive and really treating our customers well and getting paid for the value.

Ole G. Rosgaard
President, CEO & Director
And I said earlier, we don't need to chase volume.

Michael Edward Hoffman
Stifel, Nicolaus & Company, Incorporated, Research Division

Right. Yes. No, I applaud the action. I've seen it across other industries. And when you do that, you get the kind of results you're producing. But the other read through to this is the moment volume starts to improve, they back right off of that, so there's a snap around price as potential.

Lawrence Allen Hilsheimer
Executive VP & CFO

We would love to see that.

Operator

And I'm seeing no further questions in the queue. I would now like to turn the conference back to Matt Leahy for closing remarks.

Matt Leahy
Vice President of Corporate Development & Investor Relations

Thank you, everyone, for joining today. I hope you have a wonderful day.

Operator

This concludes today's conference call. Thank you all for participating. You may now disconnect, and have a pleasant day.